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July 22, 1999

Roger Peirce
12008 Emerald Hill Lane
Los Altos CA 94022


Dear Roger:

Welcome to GRIC Communication, Inc., We look forward to your contributions as the Chairman of the Board, reporting to the Board of Directors. In this role, you will be paid a semi-monthly salary of $2,083.33, ($50,000 per year). Additionally, this position includes a grant of 50,000 stock options. The price of these options will be determined at the next regularly scheduled meeting of the Board of Directors. These options will vest at the rate of 8.333% per month over the next 12 months and reach full vesting on July 19, 2000.

Your start date as an employee of GRIC Communications, Inc. is July 19, 1999. Paydays are twice monthly, on the 15th and the last working day of each month. You will be eligible to participate in the full range of employee benefits, including medical, dental and life insurance, short and long term disability coverage, 401k, vacation allowance, holiday pay, sick leave, etc. Medical and dental coverage is available on the first day of the month following your actual date of hire.

Employment with GRIC Communications, Inc. is contingent upon meeting Company requirements, which include completing all necessary work related forms, producing applicable documents as required by the Immigration Conform and Control Act of 1986 and other such documents. Failure to comply will result in the rescinding of our offer of employment.

This letter is not intended to confer contractual rights of any kind upon any employee, or to create contractual obligations of any kind on GRIC Communications. GRIC's relationship with all of its employees is on an "at will" basis. While we except that the relationship between you and the company will be rewarding and mutually beneficial, either the Company or the employee can terminate the employment relationship at any time with or without notice and for any reason or for no reason.


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Offer of Employment
Roger Peirce
July 22, 1999
Page 2 of 2


By accepting employment with the Company, you agree to be bound by its policies and procedures, including an Employee Non-Disclosure, Conflicts of Interest and Proprietary Rights Agreement, which you will be asked to sign on you hire date. This offer letter is the entire initial basic agreement for position, compensation, reporting relationship and employee benefits. By signing below, you acknowledge that you have not been induced to accept employment by any representations or statements, oral or written, not contained in this letter.

Please sign below to indicate your acceptance of this offer and welcome to GRIC Communications!


Sincerely,

/s/ Hong Chen

Hong Chen
President & Chief Executive Officer


                                       Accepted:

                                       /s/ Roger Peirce            Aug 24, 1999
                                       ----------------------------------------
                                       Roger Peirce                        Date